Exhibit 23.2

CONSENT OF CARTER LEDYARD & MILBURN LLP

We consent to the incorporation by reference in Registration Statement No. 333-267521 on Form S-3 of our opinion relating to U.S. federal tax law contained in the section “United States Federal Tax Consequences” appearing in this Annual Report on Form 10-K of the World Gold Trust for the year ended September 30, 2023.

/s/ Carter Ledyard & Milburn LLP
New York, New York
November 22, 2023